Exhibit 99.1

Nektar Therapeutics Reports Second Quarter 2024 Financial Results

SAN FRANCISCO, August 8, 2024 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the second quarter ended June 30, 2024.

Cash and investments in marketable securities at June 30, 2024 were $290.6 million as compared to $329.4 million at December 31, 2023. Nektar’s cash and marketable securities are expected to support strategic development activities and operations into the third quarter of 2026.

“We continue to make excellent progress advancing rezpegaldesleukin in Phase 2 studies in patients with atopic dermatitis and alopecia areata,” said Howard W. Robin, President and CEO of Nektar. “We are particularly pleased that enrollment is on track for topline data in the first half of 2025 for atopic dermatitis and topline data in mid-2025 for alopecia areata. For our TNFR2 agonist antibody, NKTR-0165, we are conducting IND-enabling studies with the goal of preparing for an IND submission in the middle of 2025. Recent data at the 2024 EULAR Congress highlighted the potential of this unique AI-generated antibody in inflammatory disorders. Finally, we remain in a strong financial position with a cash runway extending into the third quarter of 2026.”

Summary of Financial Results

Revenue in the second quarter of 2024 was $23.5 million as compared to $20.5 million in the second quarter of 2023. Revenue for the first half of 2024 was $45.1 million as compared to $42.1 million in the first half of 2023.

Total operating costs and expenses in the second quarter of 2024 were $73.3 million as compared to $71.1 million in the second quarter of 2023. Total operating costs and expenses in the first half of 2024 were $130.3 million as compared to $227.4 million in the first half of 2023. Operating costs and expenses for the first half of 2024 decreased due to a decrease in restructuring, impairment and costs of terminated program and a one-time $76.5 million non-cash goodwill impairment recognized in the first quarter of 2023.

R&D expense was $29.7 million in the second quarter of both 2024 and 2023. R&D expense in the first half of 2024 was $57.1 million as compared to $60.2 million for the first half of 2023. R&D expense decreased for the first half of 2024 primarily due to decreases in employee costs and related facilities costs as well as development expense for NKTR-255 offset by increases in development expenses for rezpegaldesleukin and NKTR-0165.

G&A expense was $20.5 million in the second quarter of 2024 as compared to $17.9 million in the second quarter of 2023. G&A expense was $40.7 million in the first half of 2024 as compared to $39.0 million in the first half of 2023. G&A expense increased for both the second quarter and first half of 2024 primarily due to a reduction of facilities costs allocated to research and development expenses partially offset by a decrease in employee costs.

Non-cash restructuring and impairment charges in the second quarter of 2024 were $13.3 million and $14.3 million in the first half of 2024. These non-cash charges are related to the declining San Francisco commercial real estate market and real estate lease obligations held by Nektar. Net loss for the second quarter of 2024 was $52.4 million or $0.25 basic and diluted loss per share as compared to a net loss of $51.1 million or $0.27 basic and diluted loss per share in the second quarter of 2023. Net loss in the first half of 2024 was $89.2 million or $0.44 basic and diluted loss per share as compared to a net loss of $188.1 million or $0.99 basic and diluted loss per share in the first half of 2023. Excluding the $13.3 million and $14.3 million in non-cash restructuring and real estate impairment charges, net loss, on a non-GAAP basis, for the second quarter and first half of 2024 were $39.1 million and $74.9 million, respectively, or $0.19 and $0.37 basic and diluted loss per share, respectively.

Second Quarter 2024 and Recent Business Highlights

●	In July 2024, our collaborators at Stanford published data from a Phase 1 trial evaluating NKTR-255 in combination with CD19/22 CAR-T cell therapy in patients with relapsed or refractory B-cell acute lymphoblastic leukemia (B-ALL) in Blood, an open-access journal of the American Society of Hematology. These data showed that, at 12 months, remission-free survival for NKTR-255 was double that of historical controls (67% vs 38%). The data also showed that eight out of nine patients (89%) achieved complete remission with or without hematologic recovery, all without detectable measurable residual disease (MRD).

●	In June 2024, Nektar presented the first preclinical data on NKTR-0165 at the European Alliance of Associations for Rheumatology (EULAR) 2024 Congress. The data presented show that NKTR-0165 is a unique antibody that selectively binds to TNFR2 on Tregs to enhance its immunosuppressive activities, and could potentially become a first-in-class treatment for various autoimmune diseases, including ulcerative colitis and vitiligo. Nektar plans to initiate first-in-human studies in the first half of 2025.

●	Enrollment remains on track for the two Phase 2b studies of rezpegaldesleukin, one in patients with moderate-to-severe atopic dermatitis and one in patients with severe to very severe alopecia areata. Nektar expects topline data from these studies, respectively, in the first half and in the middle of 2025.

Nektar also announced upcoming presentations at the following scientific congress:

2024 European Academy of Dermatology and Venereology (EADV) Congress

●	ePoster P0662: “Serum proteomic biomarker analysis of the interleukin-2 receptor pathway agonist rezpegaldesleukin in patients with atopic dermatitis”, Yu, D.

●	ePoster P0600 (Trial in Progress): “A Phase 2b, Randomized, Double-Blinded, Parallel-Group, Placebo-Controlled, International, Multicenter, Study to Evaluate the Efficacy and Safety of Rezpegaldesleukin in Adults with Moderate-to-Severe Atopic Dermatitis”, Gkalpakiotis, S.

●	ePoster P2080 (Trial in Progress): “A Phase 2b Study Evaluating the Efficacy and Safety of Single Agent Rezpegaldesleukin, an Interleukin-2 Receptor (IL-2R) Pathway Agonist, in the Treatment of Severe to Very Severe Alopecia Areata”, Reich, A.

Conference Call to Discuss Second Quarter 2024 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, August 8, 2024.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: http://ir.nektar.com/. The web broadcast of the conference call will be available for replay through September 8, 2024.

To access the conference call, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in two Phase 2b clinical trials, one in atopic dermatitis and one in alopecia areata. Our pipeline also includes a preclinical candidate NKTR-0165, which is a bivalent tumor necrosis factor receptor type II agonist antibody. Nektar, together with various partners, is also evaluating NKTR-255, an investigational IL-15 receptor agonist designed to boost the immune system’s natural ability to fight cancer, in several ongoing clinical trials. Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “expect,” “develop,” “potential,” “advance,” “anticipate,” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for, rezpegaldesleukin, NKTR-0165, and NKTR-255. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-0165, and NKTR-255 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-0165, and NKTR-255 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin and NKTR-255 are in clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by health epidemics, including the COVID-19 pandemic, regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) we may not achieve the expected cost savings we expect from our 2022 corporate restructuring and reorganization plan or our 2023 cost restructuring plan and we may undertake additional restructuring and cost-saving activities in the future, (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2024. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:

Vivian Wu of Nektar Therapeutics

628-895-0661

For Media:

David Rosen of Argot Partners

(212) 600-1902

david.rosen@argotpartners.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2024	December 31, 2023(1)
ASSETS
Current assets:
Cash and cash equivalents	$27,940	$35,277
Short-term investments	243,295	268,339
Accounts receivable	1,196	1,205
Inventory, net	14,465	16,101
Other current assets	8,292	9,779
Total current assets	295,188	330,701

Long-term investments	19,405	25,825
Property, plant and equipment, net	15,187	18,856
Operating lease right-of-use assets	9,240	18,007
Other assets	4,314	4,644
Total assets	$343,334	$398,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	6,475	9,848
Accrued expenses	29,514	22,162
Operating lease liabilities, current portion	21,337	19,259
Total current liabilities	57,326	51,269

Operating lease liabilities, less current portion	90,763	98,517
Liabilities related to the sales of future royalties, net	107,506	112,625
Other long-term liabilities	8,051	4,635
Total liabilities	263,646	267,046

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	19	19
Capital in excess of par value	3,649,577	3,608,137
Treasury stock	(3,000)	-
Accumulated other comprehensive income (loss)	(494)	80
Accumulated deficit	(3,566,414)	(3,477,249)
Total stockholders’ equity	79,688	130,987
Total liabilities and stockholders’ equity	$343,334	$398,033

(1)	The consolidated balance sheet at December 31, 2023 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Revenue:
Product sales	$6,640	$4,658	$12,674	$9,376
Non-cash royalty revenue related to the sales of future royalties	16,790	15,832	32,298	32,693
License, collaboration and other revenue	59	9	156	24
Total revenue	23,489	20,499	45,128	42,093

Operating costs and expenses:
Cost of goods sold	9,740	6,994	18,274	14,054
Research and development	29,724	29,681	57,132	60,150
General and administrative	20,510	17,869	40,659	38,950
Restructuring, impairment and costs of terminated program	13,289	16,554	14,264	37,747
Impairment of goodwill	-	-	-	76,501
Total operating costs and expenses	73,263	71,098	130,329	227,402

Loss from operations	(49,774)	(50,599)	(85,201)	(185,309)

Non-operating income (expense):
Non-cash interest expense on liabilities related to the sales of future royalties	(6,408)	(6,152)	(11,939)	(12,557)
Interest income	3,901	4,846	8,121	9,181
Other income (expense), net	(36)	736	(135)	435
Total non-operating income (expense), net	(2,543)	(570)	(3,953)	(2,941)

Loss before provision for income taxes	(52,317)	(51,169)	(89,154)	(188,250)

Provision (benefit) for income taxes	46	(47)	11	(110)
Net loss	$(52,363)	$(51,122)	$(89,165)	$(188,140)

Basic and diluted net loss per share	$(0.25)	$(0.27)	$(0.44)	$(0.99)

Weighted average shares outstanding used in computing basic and diluted net loss per share	208,828	189,656	201,787	189,268

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